Exhibit 99.1

Antero Midstream Reports First Quarter 2017 Financial and Operational Results

Denver, Colorado, May 8, 2017—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) today released its first quarter 2017 financial and operational results.  The relevant condensed consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which has been filed with the Securities and Exchange Commission.

First Quarter Highlights Include:

•                  Net income of $75 million, or $0.35 per limited partner unit, representing a per unit increase of 52% compared to the prior year quarter

•                  Adjusted EBITDA of $119 million, a 49% increase compared to the prior year quarter

•                  Distributable cash flow of $91 million, resulting in DCF coverage of 1.4x

•                  Consolidated net debt to trailing twelve months EBITDA of 1.9x as of March 31, 2017

•                  Declared $0.30 per unit cash distribution for the first quarter of 2017, a 28% increase compared to the prior year quarter and a 7% increase sequentially

Recent Developments

Distribution for the First Quarter of 2017

The Board of Directors of the general partner of the Partnership, declared a cash distribution of $0.30 per unit ($1.20 per unit annualized) for the first quarter of 2017. The distribution represents a 28% increase compared to the prior year quarter and a 7% increase sequentially.  The distribution is the Partnership’s ninth consecutive quarterly distribution increase since its initial public offering in November 2014 and will be paid on May 10, 2017 to unitholders of record as of May 3, 2017.  Cash distributions to be paid on incentive distribution rights for the first quarter of 2017 totaled $12 million.

Commenting on the outlook for Antero Midstream, Paul Rady, Chairman and CEO said, “Antero Midstream continues to build momentum in expanding its operations across the midstream value chain, further supported by Antero Resources’ recently announced commitment to Sherwood Plants 10 and 11, which will be owned by the joint venture between Antero Midstream and MarkWest.  We continue to see significant opportunities for expansion in Appalachia both on our organic development program and opportunities that present themselves as a result of Antero Resources’ leadership in NGL production and liquids-rich drilling inventory in Appalachia.”

First Quarter 2017 Financial Results

Low pressure gathering volumes for the first quarter of 2017 averaged 1,659 MMcf/d, a 26% increase from the first quarter of 2016 and a 9% increase sequentially.  Compression volumes for the first quarter of 2017 averaged 1,028 MMcf/d, a 68% increase from the first quarter of 2016 and a 12% increase sequentially. High pressure gathering volumes for the first quarter of 2017 averaged 1,581 MMcf/d, a 28% increase from the first quarter of 2016 and a 12% increase sequentially.  The increase in gathering and compression volumes was driven by production growth from Antero Resources in Antero Midstream’s area of dedication.  Fresh water delivery volumes averaged 148 MBbl/d during the quarter, a 51% increase compared to the prior year quarter and a 1% decrease sequentially.

	Three Months Ended March 31,		%
	2016	2017	Change
Average Daily Throughput:
Low Pressure Gathering (MMcf/d)	1,303	1,659	26%
Compression (MMcf/d)	606	1,028	68%
High Pressure Gathering (MMcf/d)	1,222	1,581	28%

Average Daily Volumes:
Fresh Water Delivery (MBbl/d)	97	148	51%

For the three months ended March 31, 2017, the Partnership reported revenues of $175 million, comprised of $92 million from the Gathering and Processing segment and $83 million from the Water Handling and Treatment segment. Revenues increased 28% compared to the prior year quarter, primarily driven by growth in throughput volumes and fresh water delivery volumes. Water Handling and Treatment segment revenues include $33 million from produced water handling and high rate water transfer services provided to Antero Resources, which is billed at cost plus 3%.

Direct operating expenses for the Gathering and Processing and Water Handling and Treatment segments were $8 million and $40 million, respectively, for a total of $48 million compared to $49 million in direct operating expenses in the prior year quarter. Water Handling and Treatment direct operating expenses include $32 million from produced water handling and high rate water transfer services.  General and administrative expenses including equity-based compensation were $14 million, a $1 million increase compared to the first quarter of 2016.  General and administrative expenses excluding equity-based compensation were $8 million during the first quarter of 2017, a 15% increase compared to the first quarter of 2016. The increase in general and administrative expenses was primarily driven by non-recurring legal expenses incurred from the processing and fractionation joint venture. Total operating expenses were $93 million, including $28 million of depreciation and $4 million of accretion of contingent acquisition consideration.

Net income for the first quarter of 2017 was $75 million, a 75% increase compared to the prior year quarter. Net income per limited partner unit was $0.35 per unit, a 52% increase compared to the prior year quarter. Adjusted EBITDA was $119 million, a 49% increase compared to the prior year quarter. The increase in net income and Adjusted EBITDA is primarily driven by increased throughput volumes and fresh water delivery volumes.  Adjusted EBITDA during the quarter did not include cash distributions from unconsolidated affiliates related to Stonewall Gathering LLC (“Stonewall”) and the joint venture with MarkWest Energy Partners, L.P. (“MarkWest”), a wholly owned subsidiary of MPLX, due to the timing of the declaration of the distributions.  The Partnership estimates cash distributions from unconsolidated affiliates for the full year 2017 to be approximately $18 million to $22 million, consistent with previously provided 2017 guidance.  Cash interest paid, net of cash previously reserved for bond interest, was $9 million. Cash reserved for bond interest during the quarter was $2 million and cash reserved for payment of income tax withholding upon vesting of Antero Midstream equity-based compensation awards was $2 million. Maintenance capital expenditures during the quarter totaled $16 million and distributable cash flow was $91 million, resulting in a DCF coverage ratio of 1.4x.

Commenting on Antero Midstream’s quarterly results, Michael Kennedy, CFO of Antero Midstream said, “Antero Midstream continued to execute on its organically driven business plan in the first quarter of 2017, reporting a 49% year-over-year increase in adjusted EBITDA and peer-leading distribution growth of 28%. Importantly, the first quarter places Antero Midstream on track to achieve its previously provided 2017 adjusted EBITDA, distributable cash flow, distribution growth and coverage guidance.”

The following table reconciles net income to adjusted EBITDA and distributable cash flow as used in this release (in thousands):

	Three months ended
	March 31,
	2016	2017
Net income	$42,918	$75,091
Interest expense	3,704	8,836
Depreciation expense	23,823	27,536
Accretion of contingent acquisition consideration	3,396	3,526
Equity-based compensation	5,972	6,286
Equity in earnings of unconsolidated affiliates	—	(2,231)
Distributions from unconsolidated affiliates	—	—
Adjusted EBITDA	$79,813	$119,044
Interest paid(1)	(3,444)	(9,187)
Cash reserved for payment of income tax withholding upon vesting of Antero Midstream Partners LP equity-based compensation awards(2)	(1,000)	(1,500)
Cash reserved for bond interest (3)	—	(1,552)
Maintenance capital expenditures(4)	(5,808)	(15,903)
Distributable cash flow	$69,561	$90,902

Total distributions declared	$43,252	$67,306

DCF coverage ratio	1.6x	1.4x

(1)         Interest for the three months ended March 31, 2017 includes $20 million of cash interest paid, partially offset by $11 million of cash reserved for bond interest in the fourth quarter of 2016.

(2)         Estimate of current period portion of expected cash payment for income tax withholding attributable to vesting of Midstream LTIP equity-based compensation awards to be paid in the fourth quarter.

(3)         Cash reserved for bond interest expense on Antero Midstream’s 5.375% senior notes outstanding during the period that is paid on a semi-annual basis on March 15th and September 15th of each year.

(4)         Maintenance capital expenditures represent that portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and compression systems that we believe will be necessary to offset the natural production declines Antero Resources will experience on all of its wells over time, and (ii) water distribution to new wells necessary to maintain the average throughput volume on our systems.

Gathering and Processing — During the first quarter, Antero Midstream added a total of 305 MMcf/d of compression capacity by placing in service two compressor stations in the Marcellus Shale.  Antero’s current compression capacity is approximately 1.4 Bcf/d in the Marcellus and Utica combined and compression capacity was over 82% utilized on average in the first quarter. Additionally, Antero Midstream connected 21 wells to its Marcellus gathering system during the quarter.  Antero Resources is currently operating seven drilling rigs on Antero Midstream dedicated acreage.

Water Handling and Treatment — Antero Midstream’s Marcellus and Utica fresh water delivery systems serviced 34 well completions during the first quarter of 2017, a 13% increase from the first quarter of 2016 and 3% decrease sequentially.  Antero Resources is currently operating six completion crews on Antero Midstream dedicated acreage. During the quarter Antero Midstream continued construction on the Antero Clearwater Facility, which is expected to be placed into service in the fourth quarter of 2017.

Balance Sheet and Liquidity

As of March 31, 2017, Antero Midstream had $200 million drawn on its $1.5 billion bank credit facility, resulting in approximately $1.3 billion in available credit facility capacity.  Antero Midstream’s net debt to trailing twelve months adjusted EBITDA was 1.9x as of March 31, 2017.  For a reconciliation of consolidated net debt to consolidated total debt, the most comparable GAAP measure, please read “Non-GAAP Financial Measures.”

Capital Spending

Capital expenditures, excluding investments in the processing and fractionation joint venture were $104 million in the first quarter of 2017 as compared to $86 million in the first quarter of 2016.  Capital invested in gathering systems and facilities was $67 million and capital invested in water handling and treatment assets was $37 million, including $19 million invested in the Antero Clearwater Facility. Capital invested in the MarkWest joint venture was $160 million during the quarter.

Conference Call

Antero Midstream will hold a call on Tuesday, May 9, 2017 at 10:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 888-347-8204  (U.S.), 855-669-9657  (Canada), or 412-902-4229  (International) and reference “Antero Midstream”.  A telephone replay of the call will be available until Wednesday, May 17, 2017 at 10:00 am MT at 844-512-2921 (U.S.) or 412-317-6671 (International) using the passcode 10103995.

To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream’s website at www.anteromidstream.com.  The webcast will be archived for replay on the Partnership’s website until Wednesday, May 17, 2017 at 10:00 am MT.

Presentation

An updated presentation will be posted to the Partnership’s website before the May 9, 2017 conference call. The presentation can be found at www.anteromidstream.com on the homepage.  Information on the Partnership’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

Antero Midstream views Adjusted EBITDA as an important indicator of the Partnership’s performance.  Antero Midstream defines Adjusted EBITDA as Net Income before interest expense, depreciation expense, accretion of contingent acquisition consideration, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, and including cash distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•                  the financial performance of the Partnership’s assets, without regard to financing methods in the case of Adjusted EBITDA, capital structure or historical cost basis;

•                  its operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and other capital expenditure projects.

The Partnership defines Distributable Cash Flow as Adjusted EBITDA less interest paid, cash reserved for income tax withholding payments upon vesting of equity-based compensation awards, cash reserved for bond interest and ongoing maintenance capital expenditures paid.  Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to unitholders.  Distributable Cash Flow does not reflect changes in working capital balances.

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures.  The GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is Net Income.  The non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the GAAP measure of Net Income.  Adjusted EBITDA and Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect Net Income and Adjusted EBITDA.  You should not consider Adjusted EBITDA and Distributable Cash Flow in isolation or as a substitute for analyses of results as reported under GAAP.  Antero Midstream’s definition of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other partnerships.

The following table reconciles consolidated total debt to consolidated net debt as used in this release (in thousands):

March 31,
2017

Bank credit facility	$200,000
5.375% AM senior notes due 2024	650,000
Net unamortized debt issuance costs	(9,821)
Consolidated total debt	$840,179
Cash and cash equivalents	—
Consolidated net debt	$840,179

The following table reconciles net income to adjusted EBITDA for the twelve months ended March 31, 2017 as used in this release (in thousands):

Twelve Months Ended March 31,
2017

Net income	$268,877
Add:
Interest expense	27,026
Depreciation expense	103,574
Accretion of contingent acquisition consideration	16,619
Equity-based compensation	26,361
Equity in (earnings) of unconsolidated affiliate	(2,716)
Distributions from unconsolidated affiliates	7,702
Gain on asset sale	(3,859)
Adjusted EBITDA	$443,584

Antero Midstream is a limited partnership that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in West Virginia and Ohio, as well as integrated water assets that primarily service Antero Resources’ properties located in West Virginia and Ohio.

This release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s control.  All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release and are based upon a number of assumptions.  Although the Partnership believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that the assumptions underlying these forward-looking statements will be accurate or the plans, intentions or expectations expressed herein will be achieved.  For example, future acquisitions, dispositions or other strategic transactions may materially impact the forecasted or targeted results described in this release.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this release is intended to constitute guidance with respect to Antero Resources.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s control, incident to the gathering and processing and fresh water and waste water treatment businesses.  These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute the Partnership’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2016.

For more information, contact Michael Kennedy — CFO of Antero Midstream at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO MIDSTREAM PARTNERS LP

Condensed Consolidated Balance Sheets

December 31, 2016 and March 31, 2017

(Unaudited)

(In thousands)

	December 31, 2016	March 31, 2017
Assets
Current assets:
Cash and cash equivalents	$14,042	—
Accounts receivable—Antero Resources	64,139	71,500
Accounts receivable—third party	1,240	1,200
Prepaid expenses	529	498
Total current assets	79,950	73,198
Property and equipment:
Gathering systems and facilities	1,705,839	1,767,741
Water handling and treatment systems	744,682	771,239
	2,450,521	2,538,980
Less accumulated depreciation	(254,642)	(282,178)
Property and equipment, net	2,195,879	2,256,802
Investment in unconsolidated affiliates	68,299	230,419
Other assets, net	5,767	11,274
Total assets	$2,349,895	2,571,693
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$16,979	13,512
Accounts payable—Antero Resources	3,193	2,428
Accrued liabilities	61,641	47,083
Other current liabilities	200	187
Total current liabilities	82,013	63,210
Long-term liabilities:
Long-term debt	849,914	840,179
Contingent acquisition consideration	194,538	198,064
Other	620	567
Total liabilities	1,127,085	1,102,020

Partners’ capital:
Common unitholders - public (70,020 units and 76,924 units issued and outstanding at December 31, 2016 and March 31, 2017, respectively)	1,458,410	1,689,681
Common unitholder - Antero Resources (32,929 units and 108,870 units issued and outstanding at December 31, 2016 and March 31, 2017, respectively)	26,820	(231,561)
Subordinated unitholder - Antero Resources (75,941 and zero units issued and outstanding at December 31, 2016 and March 31, 2017, respectively)	(269,963)	—
General partner	7,543	11,553
Total partners’ capital	1,222,810	1,469,673
Total liabilities and partners’ capital	$2,349,895	2,571,693

ANTERO MIDSTREAM PARTNERS LP

Condensed Consolidated Statements of Operations and Comprehensive Income

Three Months Ended March 31, 2016, and 2017

(Unaudited)

(In thousands, except per unit amounts)

	Three Months Ended March 31,
	2016	2017

Revenue:
Gathering and compression—Antero Resources	$69,359	91,524
Water handling and treatment—Antero Resources	66,439	83,110
Gathering and compression—third party	275	135
Total revenue	136,073	174,769
Operating expenses:
Direct operating	49,141	47,554
General and administrative (including $5,972 and $6,286 of equity-based compensation in 2016 and 2017, respectively)	13,091	14,457
Depreciation	23,823	27,536
Accretion of contingent acquisition consideration	3,396	3,526
Total operating expenses	89,451	93,073
Operating income	46,622	81,696
Interest expense, net	(3,704)	(8,836)
Equity in earnings of unconsolidated affiliates	—	2,231
Net income and comprehensive income	42,918	75,091
Net income attributable to incentive distribution rights	(1,850)	(11,553)
Limited partners’ interest in net income	$41,068	63,538

Net income per limited partner unit - basic and diluted	$0.23	0.35

Weighted average limited partner units outstanding - basic	176,154	183,033
Weighted average limited partner units outstanding - diluted	176,160	183,447

ANTERO MIDSTREAM PARTNERS LP

Consolidated Results of Segment Operations

Three Months Ended March 31, 2016, and 2017

(Unaudited)

(In thousands)

		Water
	Gathering and	Handling and	Consolidated
	Processing	Treatment	Total
Three months ended March 31, 2016
Revenues:
Revenue - Antero Resources	$69,359	66,439	135,798
Revenue — third party	275	—	275
Total revenues	69,634	66,439	136,073

Operating expenses:
Direct operating	7,619	41,522	49,141
General and administrative (before equity-based compensation)	4,949	2,170	7,119
Equity-based compensation	4,386	1,586	5,972
Depreciation	16,861	6,962	23,823
Accretion of contingent acquisition consideration	—	3,396	3,396
Total expenses	33,815	55,636	89,451
Operating income	$35,819	10,803	46,622

Segment and consolidated Adjusted EBITDA	$57,066	22,747	79,813

Three months ended March 31, 2017
Revenues:
Revenue - Antero Resources	$91,524	83,110	174,634
Revenue — third party	135	—	135
Total revenues	91,659	83,110	174,769

Operating expenses:
Direct operating	8,114	39,440	47,554
General and administrative (before equity-based compensation)	5,549	2,622	8,171
Equity-based compensation	4,589	1,697	6,286
Depreciation	19,700	7,836	27,536
Accretion of contingent acquisition consideration	—	3,526	3,526
Total expenses	37,952	55,121	93,073
Operating income	$53,707	27,989	81,696

Segment and consolidated Adjusted EBITDA	$77,996	41,048	119,044

ANTERO MIDSTREAM PARTNERS LP

Selected Operating Data

Three Months Ended March 31, 2016, and 2017

(Unaudited)

(In thousands)

			Amount of
	Three months ended March 31,		Increase	Percentage
	2016	2017	(Decrease)	Change
Revenue:
Revenue - Antero Resources	$135,798	174,634	38,836	29%
Revenue — third party	275	135	(140)	(51)%
Total revenue	136,073	174,769	38,696	28%
Operating expenses:
Direct operating	49,141	47,554	(1,587)	(3)%
General and administrative (before equity-based compensation)	7,119	8,171	1,052	15%
Equity-based compensation	5,972	6,286	314	5%
Depreciation	23,823	27,536	3,713	16%
Accretion of contingent acquisition consideration	3,396	3,526	130	4%
Total operating expenses	89,451	93,073	3,622	4%
Operating income	46,622	81,696	35,074	75%
Interest expense	(3,704)	(8,836)	(5,132)	139%
Equity in earnings of unconsolidated affiliates	—	2,231	2,231	*
Net income	$42,918	75,091	32,173	75%
Adjusted EBITDA	$79,813	119,044	39,231	49%
Operating Data:
Gathering—low pressure (MMcf)	118,597	149,268	30,671	26%
Gathering—high pressure (MMcf)	111,162	142,313	31,151	28%
Compression (MMcf)	55,102	92,521	37,419	68%
Condensate gathering (MBbl)	270	15	(255)	(94)%
Fresh water delivery (MBbl)	8,857	13,363	4,506	51%
Wastewater handling (MBbl)	2,304	3,199	895	39%
Wells serviced by fresh water delivery	30	34	4	13%
Gathering—low pressure (MMcf/d)	1,303	1,659	356	26%
Gathering—high pressure (MMcf/d)	1,222	1,581	359	28%
Compression (MMcf/d)	606	1,028	422	68%
Condensate gathering (MBbl/d)	3	—	(3)	*
Fresh water delivery (MBbl/d)	97	148	51	51%
Wastewater handling (MBbl/d)	25	36	11	39%
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.31	0.32	0.01	3%
Average gathering—high pressure fee ($/Mcf)	$0.19	0.19	—	—
Average compression fee ($/Mcf)	$0.19	0.19	—	—
Average gathering—condensate fee ($/Bbl)	$4.17	4.20	0.03	1%
Average fresh water delivery fee—Antero Resources($/Bbl)	$3.67	3.72	0.05	1%

ANTERO MIDSTREAM PARTNERS LP

Consolidated Statements of Cash Flows

Three Months Ended March 31, 2016, and 2017

(Unaudited)

(In thousands)

	Three months ended March 31,
	2016	2017
Cash flows from operating activities:
Net income	$42,918	75,091
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	23,823	27,536
Accretion of contingent acquisition consideration	3,396	3,526
Equity-based compensation	5,972	6,286
Equity in earnings of unconsolidated affiliates	—	(2,231)
Amortization of deferred financing costs	366	631
Changes in assets and liabilities:
Accounts receivable—Antero Resources	2,267	(7,360)
Accounts receivable—third party	1,415	41
Prepaid expenses	(336)	31
Accounts payable	116	2,504
Accounts payable—Antero Resources	1,598	(765)
Accrued liabilities	813	(5,542)
Net cash provided by operating activities	82,348	99,748
Cash flows used in investing activities:
Additions to gathering systems and facilities	(48,686)	(66,559)
Additions to water handling and treatment systems	(37,036)	(36,954)
Investment in unconsolidated affiliates	—	(159,889)
Change in other assets	(9,270)	(5,874)
Net cash used in investing activities	(94,992)	(269,276)
Cash flows provided by financing activities:
Distributions to unitholders	(39,725)	(57,633)
Borrowings (repayments) on bank credit facilities, net	60,000	(10,000)
Issuance of common units, net of offering costs	—	223,119
Other	(36)	—
Net cash provided by financing activities	20,239	155,486
Net increase (decrease) in cash and cash equivalents	7,595	(14,042)
Cash and cash equivalents, beginning of period	6,883	14,042
Cash and cash equivalents, end of period	$14,478	—
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$3,686	19,668
Supplemental disclosure of noncash investing activities:
Decrease in accrued capital expenditures and accounts payable for property and equipment	$27,640	14,989